Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement’’) is entered into as of the 24th day of October 2021 by and between Martin Beck (the “Executive”) and UpHealth, Inc. (the “Company”; the Executive and the Company are collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.	Employment

1.1

Title. The Executive will have the title of Chief Financial Officer (CFO) and the Executive shall serve in such other capacity or capacities commensurate with his position as the Chief Executive Officer (CEO) of the Company may from time to time prescribe.

1.2

Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and shall have the authority and responsibilities which are generally associated with the position of CFO. The Executive shall report to the CEO.

1.3

Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and the policies and practices established by the Company and its Board of Directors (hereinafter referred to as the “Board’).

1.4

Location. The Executive shall perform the services the Executive is required to perform pursuant to this Agreement at the Company’s offices in, or near, Delray Beach, Florida or in accordance with the Company’s policies for remote work. Notwithstanding anything to the contrary in this Section 1.4, the Executive agrees to abide by any policies with respect to remote working or in-office requirements that the Company may put in place in connection with or as a result of the COVlD-19 pandemic.

1.5	The Company may from time to time require the Executive to travel temporarily to other locations outside of Delray Beach, Florida in connection with the Company’s business.

2.	Loyalty of Executive.

2.1

Loyalty. During the Executive’s employment with the Company, the Executive shall devote the Executive’s business energies, interest, abilities and productive time to the proper and efficient performance of .Executive’s duties under this Agreement.

2.2

No Conflicting Employment. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may engage in any civic and not-for-profit activities so long as such activities are disclosed to the Board and do not materially interfere with the performance of his duties hereunder or present a conflict of interest with the Company. The Executive also may serve on one or more for-profit boards of directors so long as such activities do not require more than 30 hours in aggregate per quarter of Executive’s time, are disclosed to the Board and do not, in the Board’s good faith reasonable judgment, materially interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company. The Executive has disclosed his current service on boards of directors (attached hereto as Exhibit A) and the Company has agreed to permit his continued service on such boards.

2.3

Agreement not to Participate in Company’s Competitors. During the term of this Agreement, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. Notwithstanding the foregoing, the Executive may invest and/or maintain investments in any public or private entity up to an amount of 2% of an entity’s fully diluted shares and on a passive basis.

3.	Compensation to Executive.

3.1

Base Salary. The Company shall pay the Executive a base salary at the initial annualized rate of $350,000 per year, subject to standard deductions and withholdings, or such other rate as may be determined from time to time by the Board or the Compensation Committee (hereinafter referred to as the “Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice. The Executive’s Base Salary shall be retroactive to June 9, 2021. Executive’s Base Salary will be reviewed annually, and the Executive shall be eligible to receive a salary increase annually, during the compensation cycle, in an amount to be determined by the Board or the Compensation Committee in its sole and exclusive discretion. Once adjusted, the new salary shall become the Base Salary for purposes of this Agreement. Any material reduction in the Base Salary of the Executive, without his written consent, may be deemed grounds for resignation for Good Reason as set forth in and subject to Section 4.5.2 of this Agreement. The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of his duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time.

3.2

Discretionary Bonus. Provided the Executive meets the conditions stated in this Section 3.2, the Executive shall be eligible for an annual discretionary bonus (hereinafter referred to as the “Bonus”) with a target amount of seventy-five percent (75%) of the Executive’s Base Salary, subject to standard deductions and withholdings, based on the Board’s determination, in good faith, as to whether such performance milestones as are established by the Board or the Compensation Committee (hereinafter referred to as the “Performance Milestones”) have been achieved. The Performance Milestones will be based on certain factors including, but not limited to, the Executive’s performance and the Company’s performance and shall be consistent with the methodology for other C-suite executives. The Executive’s Bonus target will be reviewed annually and may be adjusted by the Board or the Compensation Committee in its discretion. The Executive must be employed on the date the Bonus is paid to be eligible for the Bonus, subject to the termination provisions thereof. The Bonus shall be paid during the calendar year following the performance calendar year.

3.3

Equity Awards. As an inducement to the Executive’s commencement of employment with the Company, and subject to approval by the Compensation Committee, the Executive will be granted an equity award as an “Initial Awards” pursuant to and subject to the terms of the Company’s 2021 Equity Incentive Plan (“2021 Equity Plan”) and the form of restricted stock unit award agreements, in the forms to be provided to Executive (collectively the “Equity Plan Documents”) and compliance with applicable securities laws:

3.3.1

Initial Award. A restricted stock unit (“RSU”) award in respect of a number of shares of common stock of the Company having a fair value of $850,000 as calculated using the Company’s closing share price on the date of grant (the “Initial Award”). Fifty percent (50%) of the Initial Award of RSUs will vest subject to the Executive’s continued provision of services to the Company as further detailed below (the “Time-Based RSUs”) and fifty percent (50%) of the Initial Award of RSUs will vest subject to the attainment of certain performance based metrics established by the Compensation Committee of the Board (the “Performance-Based RSUs”). Subject to Executive’s continued provision of services to the Company through the applicable vesting dates, the Initial Award of Time-Based RSUs shall vest as follows: vest in accordance with the following schedule, as described in the applicable restricted stock unit agreement: 33% will vest on May 1, 2022 (the “Cliff Date”) and the remaining 66% will vest in equal quarterly installments on each August 1st, November 1st, February 1st, and May 1st over the two years following the Cliff Date, such that the Time-Based RSUs will be 100% vested on the second anniversary of the Cliff Date and in each case subject to the Executive’s continued services with the Company through each such applicable vesting date.

3.3.2

Additional Equity Grants. Executive will be eligible to receive any additional grants of equity awards under the 2021 Equity Plan or any successor plan, as determined at the sole discretion of the Compensation Committee.

3.4	Taxes. All amounts paid under this Agreement to the Executive by the Company will be paid less applicable tax withholdings and any other withholdings required by law or authorized by the Executive.

3.5

Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executives or key management employees, including unlimited Paid Time Off subject to the terms and conditions of the Company’s PTO Policy. Executive acknowledges that the benefits offered by the Company may change from time to time.

4. Termination.

4.1

Employment is At-Will. The Executive’s employment with the Company is “at will” and is terminable by the Company at any time and for any reason or no reason, including but not limited to the following conditions:

4.1.1

Termination for Death or Disability. The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or “Complete Disability” (as defined in Section 4.5.1), provided, however, that this Section 4.1.1 shall in no way limit the Company’s obligations to provide such reasonable accommodations to the Executive as may be required by law.

4.1.2

Termination by the Company For Cause. The Company may terminate the Executive’s employment under this Agreement for “Cause” (as defined in Section 4.5.3) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.1.2 shall effect termination as of the date of the notice or such date as specified in the notice. The Executive shall have the right to appear before the CEO before any termination for Cause becomes effective and binding upon the Executive.

4.1.3

Termination by the Company Without Cause. The Company may terminate the Executive’s employment under this Agreement at any time and for any reason or no reason subject to the requirements set out in Section 4.4 of this Agreement. Such termination shall be effective on the date the Executive is so informed or as otherwise specified by the Company, pursuant to notice requirements set forth in Section 6 of this Agreement.

4.2	Termination By The Executive. The Executive may terminate his employment with the Company at any time and for any reason or no reason, including, but not limited, to the following conditions:

4.2.1

Good Reason. The Executive may terminate his employment under this Agreement for “Good Reason” (as defined below in Section 4.5.2) by delivery of written notice to the Company specifying the Good Reason relied upon by the Executive for such termination in accordance with the requirements of such section.

4.2.2

Without Good Reason. The Executive may terminate the Executive’s employment hereunder for other than Good Reason upon sixty (60) days’ written notice to the Company. Notwithstanding the foregoing, in the event that the Executive gives written notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.3

Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such mutual agreement.

4.4

Compensation to Executive Upon Termination. In connection with any termination of the Executive’s employment for any reason, the Executive or the Executive’s estate, as applicable, shall be entitled to any amounts payable to the Executive or the Executive’s beneficiaries subject to and accordance with the terms of the Company’s employee welfare benefit plans or policies (excluding any severance pay).

4.4.1

With Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or if the Executive terminates employment hereunder without Good Reason, or terminates due to Executive’s death or Complete Disability, or for any other reason other than due to a termination without Cause or Good Reason resignation, the Company shall pay the Executive’s Base Salary, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination (the “Accrued Amounts”), less standard deductions and withholdings.

4.4.2	Without Cause or For Good Reason.

4.4.2.1

Not in Connection with a Change in Control. If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, and Section 4.4.2.2 below does not apply, the Company shall pay the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in this Agreement and upon the Executive’s furnishing to the Company an executed waiver and release of claims (in a form satisfactory to the Company) (the “Release”) within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms (the “Release Effective Date”), and subject to Executive continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement (a copy of which is attached as Exhibit A) the Executive shall be paid or entitled to receive, as applicable, the following:

(a)

the equivalent of one (1) times the Executive’s annual Base Salary in effect at the time of termination less standard deductions and withholdings, to be paid in a lump sum on the first regular payroll date following the Release Effective Date;

(b)

the Executive shall be paid a pro-rated portion of his target Bonus amount for the year of termination, if any such Bonus has been determined by the Board or the Compensation Committee to have been achieved in the ordinary course when determinations are made for all officers and employees of the Company based upon the metrics associated with such Bonus (the “Bonus Determination Date”) (pro-rated based upon the portion of the calendar year that the Executive was employed by the Company), less standard deductions and withholdings, to be paid as a lump sum within ten (10) days after the Bonus Determination Date, subject to any delay in payment required by Section 4.6 in connection with the Release Effective Date; and

(c)

in the event the Executive timely elects continued coverage under COBRA, the Company will pay the Executive’s COBRA health insurance premium, including any amounts that Company paid for benefits to the qualifying family members of the Executive, following the date of termination up until the earlier of either (i) the end of twelve (12) months following his termination date or, (ii) the date on which the Executive begins full-time employment with another company or business entity which offers comparable health insurance coverage to the Executive (such period, the “Non Change in Control COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or his qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the Non Change in Control COBRA Payment Period.

4.4.2.2

In Connection With a Change in Control. If the Company (or its successor) terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason within the period commencing three (3) months immediately prior to a Change in Control of the Company and ending twelve (12) months immediately following a Change in Control of the Company (as defined in Section 4.5.4 of this Agreement), the Executive shall receive the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in this Agreement and upon the Executive’s furnishing to the Company (or its successor) an executed Release within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, the Executive shall be entitled to:

(a)

the equivalent of one (1) times the Executive’s annual Base Salary in effect at the time of termination less standard deductions and withholdings, to be paid in a lump sum on the first regular payroll date following the Release Effective Date;

(b)

(i) an amount equal to one (1) times the target Bonus for the year of termination, or if none, one (1) times the last target Bonus in effect for Executive, less standard deductions and withholdings, to be paid in a lump sum on the first regular payroll date following the Release Effective Date, plus (ii) a pro-rated portion of his target Bonus amount for the year of termination, if any, provided such Bonus has been determined by the Board or the Compensation Committee to have been achieved in the ordinary course when determinations are made for all officers and employees of the Company based upon the metrics associated with such Bonus (the “Bonus Determination Date”) (pro-rated based upon the portion of the calendar year that the Executive was employed by the Company), less standard deductions and withholdings, to be paid as a lump sum within ten (10) days after the Bonus Determination Date, subject to any delay in payment required by Section 4.6 in connection with the Release Effective Date; and

(c)

in the event the Executive timely elects continued coverage under COBRA, the Company will pay the Executive’s COBRA health insurance premium, including any amounts that Company paid for benefits to the qualifying family members of the Executive, for the Change in Control Severance Period. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive the Health Care Benefit Payment, which payment shall be made regardless of whether the Executive or his qualifying family members elect COBRA continuation coverage. The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the Change in Control Severance Period.

4.4.2.3

No Duplication of Benefits; Interpretation. For the avoidance of doubt, in no event will Executive be entitled to benefits under Section 4.4.2.1 and Section 4.4.2.2. If Executive commences to receive benefits under Section 4.4.2.1 due to a qualifying termination prior to a Change in Control and thereafter becomes entitled to benefits under Section 4.4.2.2, any benefits provided to Executive under Section 4.4.2.1 shall offset the benefits to be provided to Executive under Section 4.4.2.2 and shall be deemed to have been provided to Executive pursuant to Section 4.4.2.2. In all cases, any severance benefits provided for herein shall be calculated without giving effect to any reductions in compensation that would give rise to Executive’s right to resign for Good Reason.

4.4.3	Equity Award Acceleration.

4.4.3.1

Not in Connection With a Change in Control. In the event that the Executive’s employment is terminated without Cause or for Good Reason and Section 4.4.3.2 below does not apply, or in the event of the Executive’s Complete Disability or death, the vesting of any equity awards granted to Executive that vest solely subject to Executive’s continued services to the Company (the “Time-Based Vesting Equity Awards”) shall be fully accelerated such that on the effective date of such termination one hundred percent (100%) of any Time-Based Vesting Equity Awards granted to Executive prior to such termination shall be fully vested and immediately exercisable, if applicable, by the Executive. Treatment of any performance based vesting equity awards will be governed solely by the terms of the agreements under which such awards were granted and will not be eligible to accelerate vesting pursuant to the foregoing provision.

4.4.3.2

In Connection With a Change in Control. In the event that the Executive’s employment is terminated without Cause or for Good Reason within the three (3) months immediately preceding or during the twelve (12) months immediately following a Change in Control of the Company (as defined in Section 4.5.4 of this Agreement), the vesting of any Time-Based Vesting Equity Awards shall be fully accelerated such that on the effective date of such termination (or if later, the date of the Change in Control) one hundred percent (100%) of any Time-Based Vesting Equity Awards granted to Executive prior to such termination shall be fully vested and immediately exercisable, if applicable, by the Executive. Treatment of any performance based vesting equity awards will be governed solely by the terms of the agreements under which such awards were granted and will not be eligible to accelerate vesting pursuant to the foregoing provision.

4.4.3.3

Release and Waiver. Any equity vesting acceleration pursuant to this Section 4.4.3 shall be conditioned upon and subject to delivery by the Executive (or in the case of Executive’s death, the executor of Executive’s estate, or in the case of Executive’s Complete Disability wherein Executive lacks the capacity to act on his own behalf, Executive’s legal representative) to the Company of a fully effective Release in accordance with the terms specified by Section 4.4.3 hereof and such vesting acceleration benefit shall be in addition to the benefits provided by Section 4.4.2 hereof.

4.5	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.5.1

“Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, whether with or without reasonable accommodation, because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred eighty (180) days during any twelve (12) month period that need not be consecutive.

4.5.2

“Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material adverse change in the Executive’s title or a material reduction in the Executive’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction,; (ii) the relocation of the Executive’s primary work location to a point more than fifty (50) miles from the Executive’s current work location set forth in Section 1.4; (iii) a reduction by the Company of the Executive’s base salary or annual target Bonus opportunity, without the written consent of the Executive, as initially set forth herein or as the same may be increased from time to time pursuant to this Agreement, except for across-the-board salary reductions implemented prior to a Change in Control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iv) a material breach by the Company of the terms of this Agreement. Provided, however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from the Executive within sixty (60) days following the occurrence of the condition that he considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (ii) the Executive terminates employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

4.5.3

“Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined reasonably and in good faith by the Board or a committee designated by the Board: (i) the Executive’s gross negligence or willful failure to substantially perform his duties and responsibilities to the Company or willful and deliberate violation of a Company policy; (ii) the Executive’s conviction of a felony or the Executive’s commission of any act of fraud, embezzlement or dishonesty against the Company or involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company, ; (iii) the Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party that the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company; and (iv) the Executive’s willful and deliberate breach of this Agreement that causes or could reasonably be expected to cause material injury to the business of the Company.

4.5.4

For purposes of this Agreement, “Change in Control” means: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company’s parent; or (iv) an acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership of securities of the Company representing at least seventy-five percent (75%) of the combined voting power entitled to vote in the election of Directors; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

4.6

Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the Severance Benefits described above, if and only if Executive duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five days following Separation From Service, a Release and permits the release of claims contained therein to become effective in accordance with its terms (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the Release will not be deemed effective any earlier than the Release Deadline. Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date (or deemed effective date) of the Release. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

4.7

Application of Internal Revenue Code Section 280G. If any payment or benefit Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

4.8

Proprietary Information and Inventions Agreement. The Executive shall execute the Company’s Proprietary Information and Inventions Agreement the terms of which shall govern the terms of Executive’s employment, and a copy of which is attached as Exhibit A.

4.9

No Mitigation or Offset. The Executive shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to receipt of the Severance Benefits, and the Severance Benefits shall not be offset by any amounts received by the Executive from any other source, except to the extent that the Executive’s rights to the benefits described in Sections 4.4.2.1 or 4.4.2.2, as applicable, are terminated by reason of the Executive obtaining full-time employment with another company or business entity which offers comparable health insurance coverage.

5.

Assignment and Binding Effect. This Agreement shall be binding upon the Executive and the Company and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives, provided that this Agreement may only be assigned to an acquirer of all or substantially all of the Company’s assets. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

6.

Notice. For the purposes of this Agreement, notices, demands, and all other forms of communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, or by confirmed facsimile, addressed as set forth below, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of address shall be effective only upon receipt, as follows:

If to the Company:

UpHealth, Inc.

14000 S. Military Trail, Suite 203

Delray Beach, Florida 33484

Attention: Dr. Ramesh Balakrishnan, CEO

If to the Executive: Martin Beck

***

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or five (5) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving written notice to the other Party in the manner specified in this section.

7.

Choice of Law; Consent to Jurisdiction. This Agreement shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such state. The parties irrevocably consent and submit to the jurisdiction of any local, state or federal court within Palm Beach County and in the State of Florida for the enforcement of this Agreement. The parties irrevocably waive any objection she may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

8.

Integration. This Agreement, including Exhibit A, the 2021 Equity Incentive Plan and the Equity Plan Documents, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

9.	Amendment. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

10.

Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.

Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid, unenforceable, or illegal term or provision.

12.	Interpretation. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.

13.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

UPHEALTH, INC.

Dated: 10/24/2021	By:	/s/ Ramesh Balakrishnan
Name: Ramesh Balakrishnan
Title: CEO

Dated:10/24/2021		/s/ Martin Beck
Martin Beck

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Agreement sets forth in writing certain understandings and procedures applicable to my employment with UpHealth, Inc. (the “Company”) and these understandings and procedures apply from the date of my initial employment with Company (my “Employment Date”) even if this Agreement is signed by me and Company after the Employment Date.

1. Duties. In return for the compensation and benefits now and hereafter paid or provided to me, I hereby agree to perform those duties for Company as Company may designate from time to time. During my employment with Company, I further agree that I will (i) devote my best efforts to the interests of Company, and (ii) not engage in other employment or in any conduct that could either be in direct conflict with Company’s interests or that could cause a material and substantial disruption to Company and (iii) otherwise abide by all of Company’s policies and procedures as they may be established and updated from time to time. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that the Company issues to me. I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.

2. “Proprietary Information” Definition. “Proprietary Information” means (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information that is a Company Innovation or is related to any Company Innovations (as defined in Section 5 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers, employee information (such as compensation data and performance reviews) and any other nonpublic information that has commercial value and (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.

3. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information and all worldwide patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide intellectual property and other rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. Subject to Section 12 (Defend Trade Secrets Act), I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company. Nothing in this Agreement will limit my ability to provide truthful information to any government agency regarding potentially unlawful conduct. If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company.

4. “Innovations” Definition. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5. Disclosure and License of Prior Innovations. I have listed on Exhibit A (Prior Innovations) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business (the “Company-Related Innovations”), that were conceived, reduced to practice, created, derived, developed, or made (collectively, “Created”) by me alone or jointly with others prior to my Employment Date and to which I retain any ownership rights or interest (these Company-Related Innovations collectively referred to as the “Prior Innovations”). I represent that I have no rights in any Company-Related Innovations other than those Prior Innovations listed in Exhibit A (Prior Innovations). If nothing is listed on Exhibit A (Prior Innovations), I represent that there are no Prior Innovations as of my Employment Date. I hereby grant to Company and Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Innovations (including without limitation any Company-Related Innovations) owned by me or in which I have any other right or interest that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, create, derive, conceive, develop, make or reduce to practice within the scope of my employment with Company or with the use of any Company resources, facilities, equipment, or information (including without limitation Company Confidential Information) (the “Company Innovations”). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Innovations that I own or in which I have any other right or interest in any

Company Innovations without Company’s prior written consent.

6. Disclosure and Assignment of Company Innovations. I will promptly disclose and describe to Company all Company Innovations. I hereby do and will irrevocably assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the earliest of the Creation of the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company (including non-assignable moral rights), I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.

7. Future Innovations. I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during my employment with Company and for three (3) months thereafter, whether or not I believe the Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations are or should be considered Company Innovations. Company will receive that information in confidence.

8. Notice of Nonassignable Innovations to Employees in California and other states. This Agreement does not apply to an Innovation that qualifies fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code. as well as the other states identified in Exhibit B. I have reviewed the notification in Exhibit B (Limited Exclusion Notification) and agree that my signature on this Agreement acknowledges receipt of the notification.

9. Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations and all intellectual property rights therein as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under the Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

10. Return of Materials. At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cell phones, smartphones, personal digital assistants or similar items or devices that Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.

11. No Violation of Rights of Third Parties. During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

12. Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

13. Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

14. Injunctive Relief. I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post a bond.

15. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; ; (d) by email, effective (A) when the sender receives an automated message from the recipient confirming delivery or (B) one hour after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever happens first, but if the delivery or receipt is on a day which is not a business day or is after 5:00 pm (addressee’s time) it is deemed to be received at 9:00 am on the following business day; or (e) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to another address as Company may specify in writing.

16. Governing Law; Forum. The laws of the United States of America and the State of Florida govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Palm Beach County, Florida, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in Palm Beach County, Florida, personal jurisdiction will be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction. For the avoidance of doubt, the foregoing terms will control over any conflicting terms in my offer letter.

17. Severability. If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

18. Waiver; Modification. If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing.

19. Assignment. The rights and benefits of this Agreement shall extend to all successors and assigns of the Company, whether by merger, reorganization, sale of assets, operation of law or otherwise.

20. Entire Agreement. This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

EMPLOYEE:

UPHEALTH

By:	/s/ Dr. Ramesh Balakrishnan	By:	/s/ Martin S. A. Beck
Name: Dr. Ramesh Balakrishnan			Martin S. A. Beck
Title: Chief Executive Officer

Dated: October 24, 2021			Dated: October 24, 2021

Exhibit A

PRIOR INNOVATIONS

Exhibit B

If I am employed by the Company in the State of California, the following provision applies:

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(2) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding Section, the provision is against the public policy of California and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to a patent or invention to be in the United States.

If I am employed by the Company in the State of Delaware, the following provision applies:

Delaware Code, Title 19, § 805. Employee’s right to certain inventions.

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If I am employed by the Company in the State of Illinois, the following provision applies:

Illinois Compiled Statutes Chapter 765, Section 1060/2.

Sec. 2. Employee rights to inventions - conditions.

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If I am employed by the Company in the State of Kansas, the following provision applies:

Chapter 44.—LABOR AND INDUSTRIES

Article 1.—PROTECTION OF EMPLOYEES

44-130. Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure.

(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(b) Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c) If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If I am employed by the Company in the State of Minnesota, the following provision applies:

Minnesota Statute Section 181.78. Subdivision 1.

Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

If I am employed by the Company in the State of New Jersey, the following provision applies:

New Jersey Statutes Section 34:1B-265.

1.a.(1) Any provision in an employment contract between an employee and employer, which provides that the employee shall assign or offer to assign any of the employee’s rights to an invention to that employer, shall not apply to an invention that the employee develops entirely on the employee’s own time, and without using the employer’s equipment, supplies, facilities or information, including any trade secret information, except for those inventions that: (a) relate to the employer’s business or actual or demonstrably anticipated research or development; or (b) result from any work performed by the employee on behalf of the employer.

If I am employed by the Company in the State of North Carolina, the following provision applies:

North Carolina General Statutes Section 66-57.1.

EMPLOYEE’S RIGHT TO CERTAIN INVENTIONS

Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

If I am employed by the Company in the State of Utah, the following provision applies:

Utah Code, §§ 34-39-2 and 34-39-3

34-39-2. Definitions.

As used in this chapter:

(1) “Employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:

(a) conceived, developed, reduced to practice, or created by the employee:

(i) within the scope of his employment;

(ii) on his employer’s time; or

(iii) with the aid, assistance, or use of any of his employer’s property, equipment, facilities, supplies, resources, or intellectual property;

(b) the result of any work, services, or duties performed by an employee for his employer;

(c) related to the industry or trade of the employer; or

(d) related to the current or demonstrably anticipated business, research, or development of the employer.

(2) “Intellectual property” means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

34-39-3. Scope of act — When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions — Exceptions.

(1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:

(a) created by the employee entirely on his own time; and

(b) not an employment invention.

(2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.

(3) Subsection (1) does not apply to:

(a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or

(b) an agreement between an employee and his employer which is not an employment agreement.

(4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.

(5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.

(6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.

(7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.

(8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

If I am employed by the Company in the State of Washington, the following provision applies:

Washington Statute 49:44.140

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If I am employed by the Company in the State of Wisconsin, the following provision applies:

In accordance with Wisconsin law, this Agreement does not obligate me to assign or offer to assign to the Company any of my rights in any invention I have developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secret information or Confidential Information. Provided, however, Company shall own inventions that either; (i) relate, at the time of the conception or reduction to practice, to Company’s activities or actual or demonstrably anticipated research or development; or (ii) result from any work I performed for Company. I will advise Company promptly in writing of any inventions I believe should be an exception to this Agreement.